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Exhibit 21

List of Subsidiaries

Subsidiaries of International Bancshares Corporation

Name	State of Incorporation or Organization	Business	% of Ownership
IBC Subsidiary Corporation	Delaware	Bank Holding Company	100%
IBC Life Insurance Company	Texas	Credit Life Insurance	100%
IBC Trading Company	Texas	Export Trading	100%
IBC Capital Corporation	Texas	Investments	100%
Premier Tierra Holdings, Inc.	Texas	Liquidating Subsidiary	100%

Subsidiaries of IBC Subsidiary Corporation

Name	State of Incorporation or Organization	Business	% of Ownership
International Bank of Commerce	Texas	State Bank	100%
Commerce Bank	Texas	State Bank	100%
International Bank of Commerce, Zapata	Texas	State Bank	100%
International Bank of Commerce, Brownsville	Texas	State Bank	100%
Gulfstar Merchant Banking I, Ltd.	Texas	Investment and Merchant Banking	70%
Gulfstar Merchant Banking II, Ltd.	Texas	Investment Banking	70%
Gulfstar Merchant Banking III, Ltd.	Texas	Merchant Banking	50%

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  Exhibit 21
List of Subsidiaries